Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION EARNS $3,220,000 IN 2009
Loan loss reserve increased by $1.5 million in fourth quarter
BILOXI, MS (January 27, 2010)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, earned $3,220,000 for the year, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.
Earnings for 2009 were 36% lower than earnings for 2008 due mainly to additions to the bank’s loan loss reserves totaling $5,225,000.
“We are enduring short-term pain to position our bank for long-term growth as we emerge from the worst recession of our lifetime,” said Swetman. “While many of our operating results are positive, we are nevertheless taking the unpleasant, difficult steps now to purge our loan portfolio of any problems,” he said.
The loan loss reserve at the end of 2009 was $7,828,000, while charge-offs and recoveries for the year totaled $9,080,000 and $569,000, respectively.
Earnings per share for the year totaled $.62, compared to $.94 per average weighted share in 2008. Earnings per share figures are based on average weighted shares outstanding of 5,170,430 and 5,342,470 for the twelve months ended December 31, 2009 and 2008, respectively.
Loan balances at the end of 2009 totaled $465 million, essentially the same as the $467 million recorded at the end of 2008. “Our senior management has remained vigilant in evaluating the quality of every one of our loans. We feel comfortable with the quality of our portfolio as we enter what we hope will be a slow but steady recovery phase in our national and local economies,” said Swetman.
“Our historic philosophy of maintaining a strong capital base is helping our bank survive the worst financial environment we have experienced in our lifetime. At the end of 2009, our primary capital was 12.49%, well beyond what regulators require but consistent with the policies we have historically set for ourselves,” he said.
Founded in 1896, with $869 million in assets as of December 31, 2009, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also operates a mortgage loan department providing residential loans for primary, secondary and multi-family homes up to four units.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(Unaudited)
(In thousands, except weighted average shares and per share figures)
EARNINGS SUMMARY

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net interest income	$7,026	$7,108	$26,888	$28,610
Provision for loan losses	1,500	252	5,225	2,347
Non-interest income	2,762	(711)	10,146	7,268
Non-interest expense	7,327	3,866	27,636	26,521
Income taxes	619	459	954	1,977
Net income	342	1,820	3,220	5,034
Earnings per share	.06	.35	.62	.94
TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Allowance for loan losses beginning of period	$8,107	$10,983	$11,114	$9,378
Recoveries	234	341	569	673
Charge-offs	(2,013)	(462)	(9,080)	(1,284)
Provision for loan losses	1,500	252	5,225	2,347

Allowance for loan losses end of period	$7,828	$11,114	$7,828	$11,114

ASSET QUALITY

	December 31,
	2009	2008
Allowance for loan losses as a percentage of loans	1.68%	2.38%
Loans past due 90 days and still accruing	$4,218	$2,340
Nonaccrual loans	22,006	15,553
PERFORMANCE RATIOS (annualized)

	December 31,
	2009	2008
Return on average assets	.36%	.55%
Return on average equity	3.06%	4.73%
Net interest margin	3.36%	3.62%
Efficiency ratio	87%	79%
Primary capital	12.49%	12.81%
BALANCE SHEET SUMMARY

	December 31,
	2009	2008
Total assets	$869,007	$896,408
Loans	464,976	467,377
Securities	323,689	349,816
Other real estate (ORE)	1,521	397
Total deposits	470,701	510,476
Total federal funds purchased	174,431	226,609
Shareholders’ equity	103,588	107,000
Book value per share	20.11	20.27
Weighted average shares	5,170,430	5,342,470